Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360
Brent.Anderson@meritagehomes.com

Meritage Homes Reports January 2015 Order Statistics

Scottsdale, Ariz., February 24, 2015 - In anticipation of Meritage management’s meetings with investors at conferences this week, Meritage Homes Corporation (NYSE: MTH) is providing certain details regarding the Company’s total home orders for the month of January 2015. Orders for 606 homes in January 2015 were 48% greater than the 409 orders for January 2014, resulting from a 20% increase in average orders per community and a 24% increase in average actively selling communities for the month.
All three operating regions increased January home orders and average orders per community in 2015 over 2014:
- West region orders increased 39% with a 31% increase in average orders per community;
- Central region orders increased 6% with a 22% increase in average orders per community, including a 15% increase in Houston’s average orders per community;
- East region orders increased 146%, primarily due to the addition of Atlanta and Greenville markets in August 2014, combined with increased orders per community for Florida, Tennessee and North Carolina.
About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.

Meritage has designed and built more than 85,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013 and 2014, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.
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